Samaritan Receives AMEX Compliance Notice Letter

Company Expects its Common Stock to Remain Listed While It Engages in AMEX Compliance Process

Las Vegas, N.V., November 13, 2006 (PRIMEZONE) - Samaritan Pharmaceuticals Inc. (AMEX:LIV) announced today, that on November 6, 2006, it received a notice from the American Stock Exchange, Inc. ("AMEX") informing the Company it is not in compliance with certain AMEX continued listing standards. Specifically, the Company is not in compliance with, Section 1003(a)(ii) of the Company Guide, that currently requires that we have shareholder's equity of not less than $4,000,000, and losses from continuing operations, and/or net losses in three out of four of its most recent fiscal years; and Section 1003(a)(iii) of the Company Guide with shareholders' equity of not less than $6,000,000, and losses from continuing operations, and/or net losses in its five most recent fiscal years.

In order to maintain our AMEX listing, we are required to submit a plan by December 6, 2006 advising the AMEX of the action the Company is taking, or plans to take in order to regain compliance with the AMEX continuing listing requirements, within 18 months. The Company intends to submit a plan to submit to the AMEX staff prior to December 6, 2006.

This plan is subject to the review and approval by AMEX. If we fail to timely submit this plan, AMEX does not accept the plan, or we fail to perform in accordance with the plan, we will be subject to delisting procedures.

For additional information regarding the notice described above please read the company's current report on Form 8-K filed on November 13, 2006.

Disclaimer:

The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings and Website. This news release contains forward-looking statements that reflect management's current beliefs about the potential for its drug candidates, science and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company's business, please read the company's latest Form 10-K/A filed November 2, 2006. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc

Richard Brown

(702) 735-7001

RBrown@SamaritanPharma.com